Exhibit 99.2

Cirrus Logic Announces CFO Retirement

AUSTIN, Texas--(BUSINESS WIRE)--November 1, 2021--Cirrus Logic, Inc. (Nasdaq: CRUS) today announced that Thurman Case is planning to retire from his position as chief financial officer. Mr. Case will remain in his role and will work to help ensure a seamless transition following a comprehensive search to identify his successor.

“On behalf of the entire Cirrus Logic team, I would like to thank Thurman for his leadership and valuable contributions over his 21 years with the company,” said John Forsyth, Cirrus Logic president and chief executive officer. “During his tenure as CFO, Thurman helped guide the company through a period of growth and his dedication to the development of a world-class finance organization has positioned Cirrus Logic for continued success in the coming years. I want to wish Thurman all the best in his future endeavors.”

Cirrus Logic, Inc.

Cirrus Logic is a leader in low-power, high-precision mixed-signal processing solutions that create innovative user experiences for the world’s top mobile and consumer applications. With headquarters in Austin, Texas, Cirrus Logic is recognized globally for its award-winning corporate culture. Check us out at www.cirrus.com.

Contacts

Bill Schnell
Public Relations
Cirrus Logic, Inc.
(512) 851-4084
bill.schnell@cirrus.com

Angie Hatfield
Strategic Communications, Inc.
(425) 941-2895
ahatfield@strategiccom.biz